SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[    ] Preliminary Proxy Statement

[    ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[    ] Definitive Proxy Statement

[ X ] Definitive Additional Materials

[    ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

JCM PARTNERS, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

.

     The following are (1) a letter to be sent to the members of JCM Partners, LLC by its Chairman on April 24, 2002, (2) an advertisement to appear in the Contra Costa Times beginning April 28, 2002 and (3) an advertisement to appear in the Grand Rapids Press beginning May 5, 2002.

April 24, 2002

Dear JCM Investor:

In the past few days, you should have received the proxy materials for our upcoming annual investors’ meeting. In that package are several proposals on which your vote is essential. However, before discussing any of these items, I would like to review what your Board of Managers sees as the vision, perspective and mindset that gave rise to these proposals.

From JCM’s inception in July of 2000, it was assumed by many investors that the ultimate future of JCM was liquidation. The Plan of Reorganization (Plan) conceived during IRM’s bankruptcy proceedings even set the deadline for that imagined event – June 2007. What the formulators of the Plan did not foresee was a period of rapidly rising rents in the Central California real estate market, followed by a period in which interest rates would fall to levels unseen in over one-third of a century. These two events, plus significant efforts on the part of JCM’s employees, have combined to provide JCM’s investors with alternatives that were hard to imagine when the bankruptcy judge confirmed the Plan in June of 2000.

The underlying objectives of the Plan were threefold. Though I have mentioned them often, I believe they are worth restating:

1.	To deliver cash to those in need – partially satisfied by the issuance and redemption of JCM Preferred Units;

2.	To provide income to those who lost income – partially satisfied by the establishment of monthly distributions; and

3.	To avoid triggering adverse tax consequences – partially satisfied by JCM’s success in meeting the first two objectives without resorting to the sale of properties.

While we have been successful in meeting these three objectives, significant changes have occurred in the two years since JCM’s formation – changes that have been mostly good. These changes have confronted us with new opportunities – opportunities that provide us the means to increase the degree to which the above three objectives can be satisfied.

Although all Preferred Units were redeemed in 2001, your Board of Managers has authorized JCM to repurchase units from our members from time to time. Additionally, JCM has adopted guidelines that support the exchange of units between JCM investors. These programs improve access to cash for members who are in need of cash.

Although the monthly checks sent by JCM have provided partial relief to those who lost income as a result of IRM’s collapse, your Board of Managers now believes that the size of those checks can and should be increased. Additionally, they believe that the financial stability of JCM has reached the point where the current voluntary monthly distributions should be made mandatory.

Although JCM successfully avoided triggering significant adverse tax consequences for our members during its first two years of operation, your Board of Managers now sees opportunities for JCM to sustain its tax avoidance efforts well beyond the liquidation date envisioned by the framers of our Operating Agreement.

To enhance JCM’s ability to better meet these three objectives, the Proxy Statement you recently received proposes changes to our Operating Agreement that will give the company more tools to better perpetuate the recovery we have witnessed during the past two years. The proposals recommended by your Board of Managers seek to:

1.	Institute a revised and expanded mandatory distribution policy that will provide our investors with more certainty regarding their monthly cash flow, with the intent of making JCM an attractive long-term investment option for our members; and

2.	Give the Board of Managers additional tools with which to protect your investment from attacks by persons or groups whose objectives are hostile to the general interests of our members.

With these objectives in mind, I would like to elaborate on the rationale behind what I consider to be the three most important items appearing on your Proxy Card (ballot).

•	Mandatory Monthly Distributions (Proxy Proposal #3):

At the time of JCM’s formation, recipients of Common Units received one unit valued at $1.00 for each $1.53 they previously had invested in IRM. Our current Operating Agreement calls for a distribution of approximately 11% to be paid on that investment by the end of June 2002 and June 2003. By June 2002, less than half of the 2002 distribution will remain to be paid. While JCM has performed well enough to make the balance of these payments, your management believes the long term strength of the company and the long term benefits to its membership would be enhanced by replacing these two mandatory distributions with permanent mandatory monthly distributions.

The Proxy Statement proposes the establishment of a 7.75% mandatory annual distribution to be paid in monthly installments. Under this program, you will be entitled to receive the same amount of money as the current Operating Agreement requires, but it will take 10 extra months (until April 2004) for the full 22% to be distributed to you. In exchange for accepting this delay, JCM will obligate itself to distribute to you a mandatory minimum of 7.75% per year, paid monthly, beginning in July of this year, and continuing in perpetuity.

JCM was successful in coming up with the $15 million required to redeem all the Preferred Units in its first year of operation. Making the current two mandatory payments would bring the total outlay for our new Company to $35 million in its first three years of operation. As mentioned previously, JCM has the financial resources to make these payments. However, your Board of Managers believes a permanent 7.75% annual distribution will deliver far more money to our members over the long term, with the added benefit of smoothing out the

Company’s cash flow over the next 12 to 14 months. Your Board of Managers recommends that you vote in favor of this proposal. I ask that you accept their recommendation.

•	Additional Units (Proxy Proposal #4):

Our Operating Agreement provides an option in the year 2005 for each member to demand to be bought out in 2007. By now, everyone should understand that the liquidation of the Company, at any time, would cause significant adverse tax consequences to several hundred of the original IRM equity investors. Partly for that reason, we wish to obtain authority to issue additional JCM units as a possible capital raising mechanism in the event more members exercise their option in 2005 than JCM has the ability to buy out. Certainly, by 2007 we should be in a position to borrow additional monies, if necessary. However, we would like the flexibility to raise additional money through the issuance of additional units if the number of options exercised by members in 2005 exceeds our ability to borrow and no other reasonable alternative to liquidation exists.

An immediate use of these additional authorized units would be as a deterrent to companies looking to take control of JCM. This benefit is important to the security of your JCM investment. Your proxy materials explain in some detail the anti-takeover effects of having additional authorized units. Your Board of Managers recommends that you vote in favor of this proposal. I also encourage you to vote in its favor.

•	Staggered Board (Proxy Proposal #5):

This proposal would segment the Board of Managers into three groups, with one group getting elected each year for a three-year term. This change would help provide JCM with a level of board stability and continuity it currently does not enjoy. An important side benefit of dividing the Board of Managers into three groups and staggering the groups’ term of office is that it would become significantly more difficult for anybody, including non-members, to force their will upon our Company.

You may recall that the Interland Company directly approached many JCM investors last year in an attempt to take control of our company. I believe your Board of Managers responded appropriately to this threat. However, the experience left us acutely aware of JCM’s vulnerability to outside attacks. Since that time, we have learned that a staggered board offers additional safeguards that can serve to protect your JCM investment.

Currently, a person or group needs to control only 10% of the outstanding units to force a seat on the board. If the board were grouped and staggered in the manner described in your proxy materials, it would require control of over 25% of the units to guarantee a board seat. Your Board of Managers recommends that you vote in favor of this proposal. I also encourage you to vote in its favor.

It is important that you carefully read the “Potential Anti-Takeover Effects of Proposals 4 and 5” on Page 15 of your Proxy Statement. There you will get a more detailed explanation of the pros and cons of these last two proposals and how they may combine to better protect your JCM interests.

The above explanations are intended to help clarify the three proposals I consider most important in this year’s Proxy Statement. If you have any questions regarding these measures, I encourage you to call me to discuss them in greater detail. Whatever you decide to do, please do not forget to vote and return your blue colored ballot to JCM by Friday, May 17th. Failure to vote will produce the same result as a “no” vote on each of these proposals. Therefore, a low voter turnout will jeopardize approval of these very important enhancements to our Operating Agreement.

I hope you will be able to attend our annual meeting on May 22nd. Additionally, your proxy materials contain a gray colored invitation to two town hall meetings – one in Walnut Creek, California, on May 3rd and one in Grand Rapids, Michigan, on May 10th. These meetings are intended to provide you with an opportunity to get answers to your questions regarding the proposals your Board of Managers is asking you to consider. I have spoken on multiple occasions with most investors. It would be a wonderful experience for me to collect some faces to associate with all those names and voices. I hope you will be able to attend.

Please call me if you have questions or concerns. I can be reached at JCM every Monday through Thursday at 888-880-1966.

Sincerely,

/s/ M.W. Vanni

Michael W. Vanni Chairman

Board of Managers: Henry Conversano, Arthur den Dulk, Frank Deppe, Henry Doorn, Jr., Gayle Ing (CEO), Marvin Helder (Vice-Chairman), Kenneth Horjus, Lois Mol, Neal Nieuwenhuis, Michael Vanni (Chairman)

ATTEND JCM’S TOWN HALL MEETING

JCM members are invited to attend a Town Hall Meeting to discuss the company’s recently mailed Proxy Statement. JCM representatives Liz Bacon, Marv Helder, Gayle Ing, and Mike Vanni will be present to provide background information on company proposals that are important to both you and the future of JCM. So gather your thoughts; assemble your questions; and plan on meeting with us this coming Friday.

Date:	Friday, May 3, 2002

Time:	5:30 – 6:30 PM: Check-In and Reception
6:30 PM: Meeting Commences

Place:	Faith Christian Fellowship
860 Bancroft Road
Walnut Creek, California

Your Vote is Essential!

Please bring your proxy materials to the meeting.

Additional proxy cards (ballots)

will be available for your convenience.

Non-JCM members must be accompanied by a JCM member.

ATTEND JCM’S TOWN HALL MEETING

JCM members are invited to attend a Town Hall Meeting to discuss the company’s recently mailed Proxy Statement. JCM representatives Liz Bacon, Marv Helder, Gayle Ing, and Mike Vanni will be present to provide background information on company proposals that are important to both you and the future of JCM. So gather your thoughts; assemble your questions; and plan on meeting with us this coming Friday.

Date:	Friday, May 10, 2002

Time:	5:30 – 6:30 PM: Check-In and Reception 6:30 PM: Meeting Commences

Place:	South Christian High School Auditorium 160 88th Street, S.W. Byron Center, Michigan

Your Vote is Essential!

Please bring your proxy materials to the meeting.

Additional proxy cards (ballots)

will be available for your convenience.

Non-JCM members must be accompanied by a JCM member.